EXHIBIT 99.1

Amphastar Pharmaceuticals Reports Net Revenues of $56.9 Million for the First Quarter Ended March 31, 2015

RANCHO CUCAMONGA, Calif., May 13, 2015 (GLOBE NEWSWIRE) -- Amphastar Pharmaceuticals, Inc. (Nasdaq:AMPH) ("Amphastar" or the "Company") today reported results for the first quarter ended March 31, 2015.

  Net revenues of $56.9 million for the first quarter
  GAAP net loss of $0.7 million, or $0.01 per diluted share for the first quarter
  Adjusted non-GAAP net loss of $0.4 million, or $0.01 per diluted share for the first quarter
Three Months Ended March 31,
	2015	2014
(in thousands, except per share data)
Net revenues	$ 56,886	$ 45,870
GAAP net loss	$ (665)	$ (1,619)
Adjusted non-GAAP net loss*	$ (374)	$ (141)
GAAP diluted EPS	$ (0.01)	$ (0.04)
Adjusted non-GAAP diluted EPS*	$ (0.01)	$ (0.00)

*see Table II for reconciliation of non-GAAP measures to the most directly comparable GAAP measures

First Quarter Results

For the three months ended March 31, 2015, the Company reported net revenues of $56.9 million, an increase of 24% from $45.9 million for the first quarter of 2014.

During the quarter, net revenues of enoxaparin were $23.8 million, a decrease of 9% compared to $26.1 million for the first quarter of 2014, with increased unit volume partially offsetting a decrease in the average selling price.

Other finished pharmaceutical product revenues were $27.1 million for the quarter, an increase of 37% compared to $19.8 million for the first quarter of 2014.

Sales of the Company's insulin API products were $6.0 million during the quarter.

Cost of revenues were $43.6 million, or 77% of revenues, and $33.4 million, or 73% of revenues, for the three months ended March 31, 2015 and 2014, respectively, representing an increase of $10.2 million, or 31%. This increase was primarily due to the cost of revenues at the Company's French subsidiary, AFP, as the Company prepared to increase production to meet demand in connection with its supply agreement with MannKind. Decreases in the average selling price of enoxaparin also contributed to the increase in cost of revenues on a percentage basis.

Selling, distribution, and marketing expenses were $1.5 million and $1.3 million for the three months ended March 31, 2015 and 2014, respectively. General and administrative expenses were $12.5 million and $6.8 million for the three months ended March 31, 2015 and 2014, respectively. The increase is primarily due to the inclusion of expenses at AFP, which the Company acquired in April 2014 and an increase of $3.3 million in expenses relating to a litigation settlement.

For the three months ended March 31, 2015, research and development expenses increased by 6% to $6.6 million from $6.2 million, compared to the first quarter of 2014. The increase was primarily due to increases in clinical trial expenses and other expenses related to purchases of materials, as well as other research and development supplies during the three months ended March 31, 2015.

Income tax benefit was $5.5 million and $0.9 million for the three months ended March 31, 2015 and 2014, respectively. The increase was primarily related to a pre-tax loss that occurred during the three months ended March 31, 2015 and the reversal of a deferred tax valuation allowance, which had previously been reserved.

The Company reported a quarterly net loss of $0.7 million, or $0.01 per fully diluted share, for the three months ended March 31, 2015, compared to a net loss of $1.6 million, or $0.04 per fully diluted share, for the first quarter of 2014. The Company reported an adjusted non-GAAP quarterly net loss of $0.4 million, or $0.01 per fully diluted share, for the three months ended March 31, 2015, compared to adjusted non-GAAP net loss of $0.1 million, or $0.00 per fully diluted share, for the first quarter of 2014.

The Company's cash and cash equivalents, and short-term investments at March 31, 2015 were $70.1 million. Cash flow provided by operating activities was $1.3 million in the quarter.

Pipeline Information

The Company currently has three abbreviated new drug applications, or ANDAs, filed with the FDA targeting products with a market size of over $0.5 billion, and another ten generic products in development targeting products with a market size of over $15.0 billion. This market information is based on IMS Health data for the 12 months ended March 31, 2015. The proprietary pipeline includes a new drug application, or NDA, for Primatene® and an NDA supplement for Amphadase®.  The Company is currently developing six other proprietary drugs including injectables, inhalation products, and other dosage forms.

Dr. Jack Zhang, CEO, commented: "We are pleased to announce that the FDA has granted Amphastar fast-track designation for an NDA that we plan to file later this year."

Company Information

Amphastar is a specialty pharmaceutical company that focuses primarily on developing, manufacturing, marketing, and selling technically-challenging generic and proprietary injectable and inhalation products. Additionally, in 2014, the Company commenced sales of insulin active pharmaceutical ingredient products. Most of the Company's finished products are used in hospital or urgent care clinical settings and are primarily contracted and distributed through group purchasing organizations and drug wholesalers.  More information is available at the Company's website at www.amphastar.com.

Non-GAAP Financial Measures

The Company is disclosing non-GAAP financial measures when providing financial results. The Company believes that an evaluation of its ongoing operations (and comparisons of its current operations with historical and future operations) would be difficult if the disclosure of its financial results were limited to financial measures prepared only in accordance with generally accepted accounting principles in the U.S. or "GAAP." In addition to disclosing its financial results determined in accordance with GAAP, the Company is disclosing certain non-GAAP results that exclude amortization expense, share-based compensation and impairment charges in order to supplement investors' and other readers' understanding and assessment of the Company's financial performance, because the Company's management uses these measures internally for forecasting, budgeting, and measuring its operating performance. Whenever the Company uses such non-GAAP measures, it will provide a reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measure. Investors and other readers are encouraged to review the related GAAP financial measures and the reconciliation of non-GAAP measures to their most directly comparable GAAP measure set forth below and should consider non-GAAP measures only as a supplement to, not as a substitute for or as a superior measure to, measures of financial performance prepared in accordance with GAAP.

Conference Call Information

The Company will hold a conference call to discuss its financial results today, May 13, 2015, at 2:00 p.m. Pacific Time.

To access the conference call, dial toll-free 877-881-2595 (or 315-625-3083 for international callers), five minutes before the conference. The passcode for the conference call is 44093916. The call will be webcast live and can also be accessed on the Investors page on the Company's website at www.amphastar.com.

Forward Looking Statements

All statements in this press release that are not historical are forward-looking statements, including, among other things, statements relating to the Company's expectations regarding sales and marketing of its products, the timing of FDA filings and other matters related to its pipeline of product candidates and other future events. These statements are not historical facts but rather are based on Amphastar's current expectations, estimates, and projections regarding Amphastar's business, operations and other similar or related factors. Words such as "may," "will," "could," "would," "should," "anticipate," "predict," "potential," "continue," "expects," "intends," "plans," "projects," "believes," "estimates," and other similar or related expressions are used to identify these forward-looking statements, although not all forward-looking statements contain these words. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, and assumptions that are difficult or impossible to predict and, in some cases, beyond Amphastar's control. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described in Amphastar's filings with the Securities and Exchange Commission. Amphastar undertakes no obligation to revise or update information in this press release to reflect events or circumstances in the future, even if new information becomes available.

Table I
Amphastar Pharmaceuticals, Inc.
Condensed Consolidated Statement of Operations
(Unaudited; in thousands, except per share data)

	Three Months ended March 31,
	2015	2014

Net revenues	$ 56,886	$ 45,870
Cost of revenues	43,606	33,362
Gross profit	13,280	12,508

Operating expenses:
Selling, distribution, and marketing	1,522	1,259
General and administrative	12,451	6,845
Research and development	6,568	6,209
Impairment of long-lived assets	--	164
Total operating expenses	20,541	14,477

Loss from operations	(7,261)	(1,969)

Non-operating income (expense), net	1,064	(502)

Loss before income taxes	(6,197)	(2,471)
Income tax benefit	(5,532)	(852)

Net loss	$ (665)	$ (1,619)

Net loss per common share:
Basic	$ (0.01)	$ (0.04)
Diluted	$ (0.01)	$ (0.04)

Weighted-average shares used to compute net loss per common share:
Basic	44,601	38,769
Diluted	44,601	38,769

Table II
Amphastar Pharmaceuticals, Inc.
Reconciliation of Non-GAAP Measures
(Unaudited; in thousands, except per share data)

	Three Months Ended March 31,
	2015			2014
	GAAP	Non-GAAP Adjustments*	Non-GAAP As Adjusted	GAAP	Non-GAAP Adjustments*	Non-GAAP As Adjusted
Net revenues	$ 56,886	$ --	$ 56,886	$ 45,870	$ --	$ 45,870
Cost of revenues	43,606	(933)	42,673	33,362	(738)	32,624
Gross profit	13,280	933	14,213	12,508	738	13,246

Operating expenses:
Selling, distribution, and marketing	1,522	(39)	1,483	1,259	(21)	1,238
General and administrative	12,451	(1,525)	10,926	6,845	(1,207)	5,638
Research and development	6,568	(212)	6,356	6,209	(126)	6,083
Impairment of long-lived assets	--	--	--	164	(164)	--
Total operating expenses	20,541	(1,776)	18,765	14,477	(1,518)	12,959

Income (loss) from operations	(7,261)	2,709	(4,552)	(1,969)	2,256	287

Non-operating income (expense), net	1,064	--	1,064	(502)	--	(502)

Loss before income taxes	(6,197)	2,709	(3,488)	(2,471)	2,256	(215)
Income tax benefit	(5,532)	2,418	(3,114)	(852)	778	(74)

Net loss	$ (665)	$ 291	$ (374)	$ (1,619)	$ 1,478	$ (141)

Net loss per common share:
Basic	$ (0.01)		$ (0.01)	$ (0.04)		$ (0.00)
Diluted	$ (0.01)		$ (0.01)	$ (0.04)		$ (0.00)

Weighted-average shares used to compute net loss per common share:
Basic	44,601		44,601	38,769		38,769
Diluted	44,601		44,601	38,769		38,769

* Non-GAAP adjustments include reversal of intangible amortization expense and share-based compensation as follows, as well as the reversal of impairment of long-lived assets:

	Three Months Ended March 31,
	2015				2014
	Intangible Amortization Expense	Share-Based Compensation Expense	Impairment of Long-Lived Assets	Total Non- GAAP Adjustment	Intangible Amortization Expense	Share-Based Compensation Expense	Impairment of Long-Lived Assets	Total Non- GAAP Adjustment
Cost of revenues	(445)	(488)		(933)	(446)	(292)		(738)
Selling, distribution, and marketing	--	(39)		(39)	--	(21)		(21)
General and administrative	(35)	(1,490)		(1,525)	(31)	(1,176)		(1,207)
Research and development	--	(212)		(212)	--	(126)		(126)
Impairment of long-lived assets			--	--			(164)	(164)
CONTACT: Amphastar Pharmaceuticals, Inc.
         Bill Peters
         Chief Financial Officer
         (909) 980-9484